UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

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International Fuel Technology, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INTERNATIONAL FUEL TECHNOLOGY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 4, 2007

To the Stockholders of International Fuel Technology, Inc.:
          Notice is hereby given that the annual meeting of the stockholders of International Fuel Technology, Inc. will be held on Tuesday, December 4, 2007 at 9:00 a.m., local time, at the Sheraton Clayton Plaza Hotel, located at 7730 Bonhomme Avenue, St. Louis, Missouri, for the following purposes:
(1)	To elect five directors to serve until the 2008 annual meeting of stockholders.

(2)	To ratify the appointment of BDO Seidman, LLP as independent registered public accounting firm for the fiscal year ending December 31, 2007.

(3)	To transact such other business as may properly come before the annual meeting or any adjournment thereof.
          The foregoing items of business are more fully described in the proxy statement accompanying this notice.
          Our Board of Directors has fixed the close of business on October 8, 2007, as the record date for determining the stockholders entitled to notice of and to vote at this annual meeting and at any adjournment thereof.
          We have decided to take advantage of the new rules of the Securities and Exchange Commission that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe that the new rules will allow us to provide our stockholders with the information they need, while lowering the costs of delivery. Whether or not you expect to attend the annual meeting in person, it is important that your shares are represented. Please vote as soon as possible.

By Order of the Board, Thomas M. Powell, Corporate Secretary

St. Louis, Missouri
October 24, 2007

INTERNATIONAL FUEL TECHNOLOGY, INC.
7777 BONHOMME AVENUE, SUITE 1920
ST. LOUIS, MISSOURI 63105

PROXY STATEMENT

GENERAL INFORMATION
Proxy Solicitation
          This proxy statement is furnished to stockholders of International Fuel Technology, Inc., a Nevada corporation (the “Company” or “IFT”), in connection with our solicitation of proxies for use in voting at our annual meeting of stockholders to be held on Tuesday, December 4, 2007 at 9:00 a.m., local time, at the Sheraton Clayton Plaza Hotel, 7730 Bonhomme Avenue, St. Louis, Missouri or at any adjournment thereof. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying notice relating to the annual meeting. Our Board of Directors (“Board”) is not currently aware of any other matters which will come before the meeting.
          Pursuant to the new rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. All stockholders will have the ability to access the proxy materials on a website referenced in the Notice or request to receive a printed set of the proxy materials. Instructions regarding how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.
          The Notice was mailed to stockholders, and the proxy materials were first given to stockholders via Internet access, on or about October 24, 2007. On or before the time that the Notice was sent to stockholders, all materials identified in the Notice were publicly accessible, free of charge, at the website address specified in the Notice. Such materials will remain available on that website though the conclusion of our 2007 annual meeting.
          Our officers, agents and employees may communicate with stockholders, banks, brokerage houses and others by telephone, facsimile or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be borne by us.
Voting and Proxy Revocability
          If you are a stockholder of record, you may vote in person at the 2007 annual meeting of stockholders. We will give you a ballot when you arrive. If you are a record stockholder, but you do not wish to vote in person or if you will not be attending the annual meeting, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice. If you are a beneficial owner of shares held in street name, follow the voting instructions provided in the Notice and in any correspondence from the record stockholder.
          You may revoke the authority granted by your execution and delivery of a proxy at any time before its effective exercise by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the annual meeting. If you deliver an executed proxy, and it is not subsequently revoked, your shares will be voted in the manner you direct on your proxy card. If no specifications are given, your shares will be voted in favor of Proposals No. 1 and No. 2 and in the discretion of the proxy holders as to any other matters which may properly come before the meeting.

Record Date and Voting Rights
          Only stockholders of record at the close of business on October 8, 2007 are entitled to notice of and to vote at the annual meeting or any adjournment thereof. On October 8, 2007, there were 84,861,326 shares of our common stock outstanding, each of which is entitled to one vote on each of the matters to be presented at the annual meeting.
          A majority of the outstanding shares entitled to vote must be present in person or represented by proxy at the annual meeting in order to have a quorum for transaction of business. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. “Broker non-votes” are shares held by brokers or nominees which are not voted on a particular matter because instructions have not been received from the beneficial owner. If there is a quorum:
•	the five director nominees who receive the highest number of affirmative votes cast will be elected, and

•	upon the approving vote of a majority of the votes cast, the Board’s appointment of BDO Seidman, LLP will be ratified.
Stockholder Proposals
          All stockholder proposals which are intended to be presented at the 2008 annual meeting of stockholders must be received by the Company no later than June 26, 2008 for inclusion in the Board’s proxy statement and on the proxy card relating to the 2008 annual meeting.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS
          Under our Articles of Incorporation, the Board has the authority to fix the number of directors, provided that the Board must have between one and nine members. The Board has set the number of directors at five members. Unless otherwise specified, your proxy will be voted in favor of the persons named below to serve until the next annual meeting of stockholders and until their successors shall have been duly qualified and elected. In the event any of these nominees shall be unable to serve as a director, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board to replace the nominee. All nominees have consented to be named and have indicated their intent to serve if elected. The Board has no reason to believe that any of the nominees will be unable to serve.
          The Board’s director nominees are listed below.

		Positions and Offices Held with	Dates in Position or
Name	Age	International Fuel Technology, Inc.	Office
Jonathan R. Burst	49	Chairman of the Board	2000-Present
		Chief Executive Officer	1999-Present

Rex Carr	80	Director	2002-Present

Harry F. Demetriou	63	Director	2000-Present

Gary Kirk	46	Director	2003-Present
		Director of Sales and Marketing *	2003-Present

David B. Norris	59	Director	1999-Present

*	This is a non-executive officer position.
Business Experience of Nominees
Jonathan R. Burst. Mr. Burst has served as our Chief Executive Officer since July 1999 and as our President from July 1999 to February 2000 and January 2002 to April 2005. Mr. Burst has also served as a director of the Company since February 2000 and Chairman of the Board since 2000. Mr. Burst founded Burcor International in 1998 and has served as President since its inception. Mr. Burst received his Bachelor of Arts degree in Economics from the University of Missouri in 1981.
Rex Carr. Mr. Carr has been the managing partner of the Rex Carr Law Firm, a law firm with offices in East St. Louis, Illinois, St. Louis, Missouri and Belleville, Illinois, since 2004. Until 2003, Mr. Carr was the senior partner of a 36-person law firm, Carr, Korein, and Tillery, with offices in Missouri and Illinois, for more than five years. He is admitted to practice in the U.S. Supreme Court and the Illinois and Missouri Supreme Courts.
Harry F. Demetriou. Mr. Demetriou is currently the Chairman for Observor Acceptances, Ltd., an investment company. Mr. Demetriou was active in the shipping industry as an owner of bulk carriers for over 25 years. Mr. Demetriou retired from active management in the shipping industry in 1999.
Gary Kirk. Mr. Kirk has served as our Director of Sales and Marketing since January 1, 2003. Mr. Kirk has extensive experience (1980 to 2003) in the petroleum industry, all with Petrochem Carless Ltd., a United Kingdom-based refiner and marketer of petroleum products. Mr. Kirk spent his first eight years as a research chemist and the remainder in Petrochem Carless’ marketing department. From 1988 to 2003, Mr. Kirk reported directly to the President of Petrochem Carless as the Marketing Manager for Performance Fuels, covering accounts in Europe and elsewhere throughout the world.
David B. Norris. Mr. Norris founded and owns Addicks Services, Inc., a construction company, and has served as Vice President since 1983.

          If elected, each director will hold office until our next annual meeting of stockholders and until his successor is qualified and elected.
Vote Required
          The five nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them shall be elected as directors. Only votes cast for a nominee will be counted, except that your proxy will be voted for all nominees in the absence of instruction to the contrary. Abstentions, broker non-votes and instructions to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.
Our Board recommends a vote in favor of each named nominee.
Board Committees and Meetings
          During the fiscal year ended December 31, 2006, the Board did not hold a meeting but acted by unanimous written consent on fifteen occasions. Each Board member, other than Messr. Demetriou, attended at least 75% of the meetings of the Board and of the committees of the Board on which each served during the 2006 fiscal year. Our Board has an audit committee and a compensation committee.
          We do not have a policy regarding Board members’ attendance at annual meetings. Two Board members attended the 2006 annual meeting.
          Our current Board committee members are listed below.

	Audit	Compensation
Director	Committee	Committee
Harry F. Demetriou	Member	Chairman

David B. Norris	Chairman	Member
          Each of Messrs. Demetriou and Norris is an “independent” director, as such term is defined in the listing standards of The Nasdaq Stock Market and the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”). Each of Messrs. Burst, Carr and Kirk is not an “independent” director.
Audit Committee
          The audit committee meets with our independent registered public accounting firm at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent registered public accounting firm to be retained; oversees the independence of the independent registered public accounting firm; evaluates the independent registered public accounting firm’s performance; consults with the independent registered public accounting firm and discusses with senior management the scope and quality of controls; and reviews and considers the cooperation received by the independent registered public accounting firm during their audit examination and quarterly reviews. The Board has adopted a written audit committee charter that requires at least semi-annual meetings. The charter is not available on our website, but it was included as Appendix A to the proxy statement filed in connection with our 2005 annual meeting of stockholders. The audit committee met four times during 2006.

Compensation Committee
          The compensation committee makes recommendations to the Board concerning salaries and incentive compensation for executive officers, awards equity compensation to employees and consultants under our equity compensation plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Board has not adopted a written compensation committee charter. The compensation committee had several informal discussions during 2006.
Director Nominations
          The Board does not have a standing nominating committee. Director nominees to our Board are recommended to the full Board by a majority of the independent directors, as such term is defined in the listing standards of The Nasdaq Stock Market and the rules and regulations promulgated by the SEC. The Board, as a whole, then approves or rejects such director nominees. The Board believes that this process is appropriate due to the relatively small number of directors on the Board and the opportunity to benefit from a variety of opinions and perspectives in determining director nominees. The independent directors who participate in the nomination of director nominees to our Board are Messrs. Demetriou and Norris. We do not retain a third party to assist in the identification of directors.
          The identification of director nominees may occur in various ways, including through recommendation by our directors, management and shareholders. Although there are no specific minimum qualifications applicable to director nominees, in recommending director nominees, the independent directors evaluate the qualifications of identified director nominees in light of the skills, experience, perspective and background required for the effective functioning of our Board. Director nominee recommendations from stockholders can be submitted by following the instructions in the Communication with the Board section below. All director nominee recommendations and the subsequent nomination process are evaluated using the same guidelines described above.
Compensation of Directors
          Each non-employee and employee director is entitled to an annual award of 10,000 restricted shares or options of our common stock for membership on the Board. In addition, each Board member is entitled to receive 1,000 shares of restricted stock or options for every three telephonic Board meetings attended. Directors do not receive any cash compensation for their services as members of the Board, although they are reimbursed for certain expenses incurred in connection with attendance at Board and committee meetings.
          Board members are also eligible to receive discretionary grants of common stock under the Consultant and Employee Stock Compensation Plan and grants of stock options, stock appreciation rights and restricted stock pursuant to our Amended and Restated 2001 Long Term Incentive Plan. The Company did not make discretionary equity grants to any directors in their capacity as directors during the fiscal year ended December 31, 2006.
Communication with the Board
          Our Board has adopted a policy pursuant to which stockholders may communicate with any and all members of the Board by transmitting correspondence by mail addressed to one or more directors by name (or to the Chairman of the Board, for a communication addressed to the entire Board) at the following address: Name of the director(s), c/o Corporate Secretary, International Fuel Technology, Inc., 7777 Bonhomme Avenue, Suite 1920, St. Louis, Missouri 63105.
          Communications from our stockholders to one or more directors will be monitored by our Corporate Secretary and the Chairman of the Board. The Corporate Secretary and the Chairman of the Board will bring any issues that they deem to be significant to the attention of the appropriate Board member or members.

PROPOSAL NO. 2 – RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          The Board, based on the recommendation of the audit committee, has selected BDO Seidman, LLP, Chicago, Illinois as independent registered public accounting firm for the fiscal year ending December 31, 2007 and recommends that the stockholders ratify such selection. Although not required, we believe that it is good corporate practice to request stockholder ratification of the Board’s appointment of our independent registered public accounting firm. In the event that a majority of the shares are not voted in favor of ratification, the audit committee will reconsider its selection. Unless otherwise instructed, the proxy holders will vote the proxies they receive for the ratification of BDO Seidman, LLP’s appointment as the independent registered public accounting firm for the fiscal year ending December 31, 2007. A representative of BDO Seidman, LLP is expected to be present, at least telephonically, at the annual meeting, will have an opportunity to make a statement if he desires to do so, and is expected to be available to respond to appropriate questions from stockholders.
Services Provided by Our Independent Registered Public Accounting Firm
          BDO Seidman, LLP serves as our independent registered public accounting firm for the fiscal year ending December 31, 2007, and acted in such capacity for the fiscal years ended December 31, 2006 and 2005. Aggregate fees for professional services rendered for the Company by BDO Seidman, LLP for the fiscal years ended December 31, 2006 and 2005 were as follows:

	Fiscal Year Ended	Fiscal Year Ended
	December 31, 2006	December 31, 2005
Audit Fees	$162,935	$80,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

	$162,935	$80,000
Audit Fees
          Audit fees were for professional services rendered for the audits of our financial statements, for services associated with the filing of our form S-1 registration statement and for the review of financial statements included in our quarterly reports on Form 10-Q for the quarterly periods during the 2006 and 2005 fiscal years.
Audit-Related Fees
          During the 2006 and 2005 fiscal years, BDO Seidman, LLP did not provide any assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported under the caption “Audit Fees” above. Therefore, there were no audit-related fees billed or paid during those fiscal years.
Tax Fees
          As BDO Seidman, LLP did not provide any services to the Company for tax compliance, tax advice and tax planning during the fiscal years ended December 31, 2006 and 2005, no tax fees were billed or paid during those fiscal years.

All Other Fees
          BDO Seidman, LLP did not provide any products and services not disclosed in the table above during the 2006 and 2005 fiscal years. As a result, there were no other fees billed or paid during those fiscal years.
Audit Committee Pre-Approval Policies and Procedures
          Our audit committee has certain policies and procedures in place requiring the pre-approval of audit and non-audit services to be performed by our independent registered public accounting firm. Such pre-approval can be given as part of the audit committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The approved non-audit services must be disclosed in our periodic reports filed with the SEC. Our independent registered public accounting firm cannot be retained to perform specified non-audit functions, including (i) bookkeeping, financial information systems design and implementation; (ii) appraisal or valuation services, fairness opinions, or contribution-in-kind reports; (iii) actuarial services; and (iv) internal audit outsourcing services. All work performed by BDO Seidman, LLP for us in 2006 was pre-approved by our audit committee.
Our Board recommends a vote FOR the ratification of the appointment of
BDO Seidman, LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2007.
REPORT OF THE AUDIT COMMITTEE OF THE BOARD
          The following is the report of the audit committee with respect to our audited financial statements for the fiscal year ended December 31, 2006, which include the balance sheets of the Company as of December 31, 2006 and 2005, and the related statements of operations, stockholders’ deficit and cash flows for each of the twelve months ended December 31, 2006, 2005 and 2004. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, or incorporated by reference into any future filing with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.
Review With Management
          The audit committee has reviewed and discussed our audited financial statements with management.
Review and Discussion with Independent Registered Public Accounting Firm
          The audit committee has discussed with BDO Seidman, LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61.
          The audit committee has also received written disclosures and the letter from BDO Seidman, LLP required by Independence Standards Board Standard No. 1 (that relates to the accountant’s independence from the Company and its related entities) and has discussed with BDO Seidman, LLP its independence from the Company.

Conclusion
          Based on the review and discussions referred to above, the audit committee recommended to the Board that our audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.
Audit Committee
David B. Norris, Chairman
Harry F. Demetriou
BENEFICIAL OWNERSHIP OF COMMON STOCK
          The following table sets forth certain information regarding the ownership of our common stock as of October 12, 2007 by: (i) each person known by the Company to own beneficially more than five percent of our common stock; (ii) each director and nominee for director of the Company; (iii) each executive officer named in the Summary Compensation Table (see “Executive Compensation”); and (iv) all directors and executive officers of the Company as a group.

	Amount and
	Nature of
	Beneficial	Percent of
Name of Beneficial Owner [1]	Ownership [2]	Common Stock
Jonathan R. Burst [3]	9,102,100	9.93%
David B. Norris [4]	1,172,562	1.38%
Harry F. Demetriou [5]	5,576,000	6.56%
Gary Kirk [6]	2,043,000	2.35%
Rex Carr [7]	19,569,255	23.05%
Gary S. Hirstein [8]	916,733	1.07%
All directors and executive officers as a group (7 persons) [9]	40,215,250	41.77%
Dion Friedland [10]	6,597,097	7.53%

[1]	This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. The number of shares beneficially owned includes shares of common stock that the owner or owners had the right to acquire on or within 60 days of October 12, 2007, including through the exercise of options or warrants. Also included are restricted shares of common stock, over which the owner or owners have voting power, but no investment power.

[2]	Unless otherwise indicated, the principal address of each of the stockholders named in this table is: c/o International Fuel Technology, Inc., 7777 Bonhomme Avenue, Suite 1920, St. Louis, Missouri 63105.

[3]	Includes 50,000 restricted shares of common stock owned by Burcor Capital, LLC, of which Mr. Burst is an executive officer. Mr. Burst is deemed to be the beneficial owner of such shares. It also includes 6,750,000 of shares issuable upon exercise of options.

[4]	Includes 76,000 shares issuable upon exercise of options.

[5]	Includes 5,500,000 shares of restricted common stock owned by Observor Acceptances, Ltd. of which Mr. Demetriou is the sole owner. Mr. Demetriou is deemed to be the beneficial owner of such shares. Also includes 76,000 shares issuable upon exercise of options.

[6]	Includes 2,043,000 shares issuable upon exercise of options.

[7]	Includes 14,250,286 shares of restricted common stock owned by R.C. Holding Company, of which Mr. Carr is a director, President and 41% stockholder. Mr. Carr is deemed to be the beneficial owner of these shares. Also includes 125,000 shares of common stock, 5,139,969 shares of restricted common stock and 54,000 shares issuable upon exercise of options owned by Mr. Carr.

[8]	Includes 916,733 shares issuable upon exercise of options. Mr. Hirstein ceased to be an employee of the Company effective June 30, 2007.

[9]	Includes 11,415,733 shares issuable upon exercise of options.

[10]	Includes 3,805,820 shares of common stock, 2,000,000 shares issuable upon exercise of options and 791,277 shares issuable upon exercise of warrants owned by Magnum Select, FT Marketing, Ltd. and Giant Trading of which Mr. Friedland is a director and/or President. Mr. Friedland is deemed to be the beneficial owner of these shares. Mr. Friedland’s principal address is Fuel Technologies LLP, 44 Dover Street, London, United Kingdom, W1S 4NX.
Background Information about Executive Officers
          Brief biographies of our executive officers during the fiscal year ended December 31, 2006, and currently, are set forth below:
          Jonathan R. Burst, age 49, has served as our Chief Executive Officer since July 1999. Additional background information about Mr. Burst is located on page 4 of this proxy statement.
          Stuart D. Beath, age 48, was appointed as our Chief Financial Officer in July 2007, upon the resignation of Gary Hirstein. From 2001 until June 30, 2007, Mr. Beath served as our Director, Corporate Development. Mr. Beath has an extensive background in finance, having served in the Corporate Finance Department of A.G. Edwards & Sons, Inc., a brokerage and investment banking firm, from 1987 to 1993, where he was an Assistant Vice-President of the firm. Mr. Beath also served in the Corporate Finance Department of Stifel, Nicolaus & Company, Incorporated, a brokerage and investment banking firm, from 1993 to 1997, where he was a First Vice-President. He was also a member of the Board of Directors of Anchor Gaming from 1994 to 2001, where he served on the Board’s audit committee. Mr. Beath earned a Bachelor of Arts degree from Williams College in 1981 and a Masters in Business Administration degree from the Darden School at the University of Virginia in 1987.
          Gary S. Hirstein, age 54, served as Executive Vice President and our Chief Financial Officer from April 2005 through June 2007. Mr. Hirstein also served as our Corporate Secretary from November 2005 through June 2007. Effective June 30, 2007, Mr. Hirstein resigned as an employee with the Company, but continues to serve the Company in a consulting role. Prior to joining the Company, Mr. Hirstein was employed by Shell Oil Company for twenty-seven years serving in various accounting, finance and operating roles of increasing responsibility, most recently as Manager – Portfolio and Network Planning. Mr. Hirstein holds a B.S. in Economics from MacMurray College and has accumulated credit hours toward a M.S. degree in Finance from St. Louis University.
Section 16(a) Beneficial Ownership Reporting Compliance
          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who beneficially own more than ten percent of our common stock, to file reports of Company stock ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of Section 16(a) reports furnished to the Company and written representations from the Company’s executive officers and directors, each of Messrs. Burst, Carr, Demetriou, Kirk and Norris failed to file one report in 2006. Each such report related to one transaction.

Certain Relationships and Related Transactions
          Pursuant to its charter, our audit committee is responsible for reviewing and approving significant conflicts of interest and related party transactions. During 2006, we recorded sales of $208,824 to Fuel Technologies Ltd. (“FTL”) and its sub-distributors. Charles A. Stride, FTL’s President during 2006, was a director of the Company until November 21, 2006. Mr. Friedland, who owns more than five percent of our common stock, is the Chairman of FTL. FTL was formed for the purpose of marketing and distributing our additives in South Africa, Europe and other selected countries.
Executive Compensation
COMPENSATION DISCUSSION AND ANALYSIS
Philosophy and Overview of Compensation
Our executive compensation philosophy is intended to provide compensation opportunities that:
•	Attract, motivate and retain individuals of superior ability and managerial talent critical to our long-term success;

•	Align executives’ interests with our corporate strategies, business objectives and the long-term interests of our stockholders;

•	Create incentives to achieve key strategic and financial performance measures; and

•	Enhance the executives’ incentive to increase our stock price and maximize stockholder value.
Total Compensation
     Our executive compensation is based on three components, each of which is intended to support the overall compensation philosophy. The components are:
•	base salary;

•	annual variable performance bonus awards payable in cash; and

•	long-term equity-based incentive awards.
     These elements are described in more detail below.
The Role of the Compensation Committee
          The compensation committee has the primary authority to determine our compensation philosophy and to establish compensation for our executive officers. The compensation committee makes recommendations to the Board concerning salaries and incentive compensation for executive officers, awards equity compensation to employees and consultants under our Consultant and Employee Stock Compensation Plan and our Amended and Restated 2001 Long Term Incentive Plan and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate.
          The compensation committee has recommended to the Board, and the Board has implemented, compensation policies, plans and programs that seek to enhance stockholder value by aligning the financial interests of the executive officers with those of its stockholders. We rely heavily on incentive, including equity, compensation to attract, retain, motivate and reward executive officers. Historically, annual base salaries have been set at time of hire. Initial base salaries are recommended by the Chief Executive Officer to the compensation committee. After review, the compensation committee recommends to the full Board the compensation package as part of the overall Board consideration of the full employment package offered to the prospective officer. The compensation package is based on the amount deemed necessary to attract and retain the services of the executive officer candidate. Incentive compensation is variable and tied to corporate and individual performance. The incentive compensation program is designed to provide incentive to management to grow revenues, provide quality returns on investment, enhance stockholder value and contribute to the long-term growth of the Company. The incentive compensation program is reviewed at least annually to ensure it meets our current strategies and needs. The Chief Executive Officer aids the compensation committee by providing input regarding the annual compensation of all executive officers, other than himself. The performance of our Chief Executive Officer is reviewed annually by the compensation committee.
Base Salary
          Salaries for executive officers are normally set at time of hire and reviewed by the compensation committee on an annual or as needed basis. Based on the recommendation of the compensation committee, the Board may increase or decrease an officer’s base salary.
          Based on the recommendations of the compensation committee, the Board reviews with the Chief Executive Officer the current annual salary for our executive officers other than the Chief Executive Officer. The annual salary is modified as deemed appropriate and approved by the compensation committee and the Board. The annual salary compensation for executive officers other than the Chief Executive Officer is reviewed by our Chief Executive Officer based on our corporate performance generally and on performance judgments as to the past and expected future contributions of the individual executive. The compensation committee reviews and recommends to the Board, and the Board establishes, the base salary of the Chief Executive Officer based on our corporate performance generally, the compensation committee’s and the Board’s assessments of his past performance and the expectation as to his future contributions in directing the long-term success of the Company. As the compensation committee deemed we had not met our product commercialization or sales performance goals in 2006, no increases in base salary were approved in 2006.
Annual Performance Bonus
          The compensation committee and the Board believe that a portion of an executive officer’s annual compensation should be in the form of a bonus. The bonus awarded, if any, is determined by the Board, in its discretion, based on the recommendations of the compensation committee, with reference to achievement of certain corporate financial performance goals and the executive’s individual contribution. It is the compensation committee’s objective to have a substantial portion of each officer’s compensation contingent upon our performance as well as upon his or her own level of performance and contribution toward our performance. This allows executive officers to receive bonus compensation in the event certain specified corporate and individual performance measures are achieved.
          In determining the discretionary performance bonus compensation awarded to each executive officer, the compensation committee evaluates the Company’s and executive’s performance in a number of areas. For fiscal year 2006, the individual corporate goals were designed to support key corporate objectives related to our technology, commercialization progress and revenue generating sales. Each of the executives was evaluated in relation to their contribution to the attainment of those targets. No executive officer received a bonus for the 2006 fiscal year, as the compensation committee deemed we did not meet our commercialization or sales performance goals.
Long Term Equity Based Incentives
          In accordance with its philosophy, our longer-term performance-based compensation is based on equity ownership. We believe equity ownership in our Company is important to tie the ultimate level of an executive officer’s compensation to our stock performance and stockholder gains, while creating an incentive for sustained growth. To meet these objectives, our senior executive management team is normally granted equity compensation in the form of options to purchase our stock at time of hire, as part of our program to attract and retain talented employees. The executive is also eligible to receive additional grants of performance-based equity compensation upon achieving the corporate performance criteria described above. Long-term equity incentives are provided through the grants of restricted stock or by issuing stock options to executive officers, including the Chief Executive Officer. The stock component of compensation is intended to retain and motivate executive officers and employees to improve long-term stockholder value. Restricted stock awards and options are granted at no less than fair market value and have increased value only if our stock price increases. The compensation committee and the Board believe this element of the total compensation program directly links the participant’s interests with those of the stockholders and our long-term performance. Each grant allows the officer to acquire shares of common stock at the stated option grant valuation (at or above the market price on the grant date) over a specified period of time, up to 10 years. Accordingly, the option will provide a return to the executive officer only if the market price of the shares appreciates over the option term. No equity based incentive awards were granted to any executive officer during 2006.
Discretionary Long Term Equity Incentive Awards
          Our executive officers, along with all other Company employees, consultants and directors are eligible to participate in our awards of stock based compensation through our Amended and Restated 2001 Long Term Incentive Plan. The compensation committee determines annual awards granted pursuant to the Amended and Restated 2001 Long Term Incentive Plan. Grants may be made following a significant change in job responsibility or in recognition of a significant achievement.
          Stock options granted under the Amended and Restated 2001 Long Term Incentive Plan generally have, but are not obligated to have, an eighteen-month vesting schedule designed to provide an incentive for continued employment. The options generally expire five years from the date of the grant. This provides a reasonable time frame during which executive officers and other employees who receive grants can benefit from the price appreciation of our common stock price. The exercise price of options granted is at least 100% of the fair market value of the underlying stock on the date of grant. No discretionary awards were made to any executive officer in 2006.
Other Elements of Compensation and Perquisites
          In order to attract, retain and pay market based levels of compensation, we provide our employees, including our executive officers, the following benefits and perquisites:
Medical Insurance We provide to each employee and employee’s family such health, dental and vision insurance coverage as we may from time to time make available. We pay 100% of the premiums for this insurance for all employees.
Life and Disability Insurance We provide the Chief Executive Officer key man life insurance coverage pursuant to an employment agreement. We pay 100% of the premiums for this coverage.
Defined Contribution Plan We offer a Section 401(k) Savings/Retirement Plan (the “401(k) Plan”), a tax-qualified retirement plan, to eligible employees including our executive officers. The 401(k) Plan permits eligible employees to defer from 1% to 100% of their annual eligible compensation, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective deferrals are immediately vested and non-forfeitable in the 401(k) Plan. We currently do not make matching contributions to the 401(k) Plan.
Other We make available certain other perquisites or fringe benefits to executive officers and other employees, such as tuition reimbursement, airline club dues, commutation expense reimbursement, professional society dues and food and recreational fees incidental to official company functions, including Board meetings. With the exception of Mr. Hirstein, who received reimbursement for commuting expenses, set forth in the Summary Compensation Table below, the aggregate of these other benefits was less than $10,000 for each named executive officer (“NEO”) in the last fiscal year.
          We do not use any benchmarking or third party consultants in connection with the analysis or determination of executive compensation. Director compensation is benchmarked periodically with similar sized technology based companies for competitiveness.
CEO Compensation
          During the fiscal year ended December 31, 2006, Mr. Burst’s base salary was $250,000, which has remained in effect for the 2007 fiscal year. For the fiscal year ended December 31, 2006, the Board did not award Mr. Burst an annual performance bonus or additional equity-based long-term compensation. The compensation committee and the Board believe that this was appropriate in light of our failure to achieve our product commercialization and sales goals for the fiscal year.
          Mr. Burst is also entitled to receive equity compensation for his service on the Board. As a director, Mr. Burst is entitled to an annual award of 10,000 restricted common shares or options of our common stock for membership on the Board. In addition, each Board member, including Mr. Burst, is entitled to receive 1,000 shares of restricted common stock or options for every three telephonic Board meetings attended. Mr. Burst received an option to purchase 10,000 common shares during the fourth quarter of 2006 for Board services provided during 2006.
Policies Regarding Tax Deductibility of Compensation
          Within our performance-based compensation program, we aim to compensate NEOs in a manner that is tax-effective for the Company. Section 162(m) of the Internal Revenue Code restricts the ability of publicly-held companies to take a federal income tax deduction for compensation paid to certain of their executive officers to the extent that compensation exceeds $1 million per covered officer in any fiscal year. However, this limitation does not apply to compensation that is performance-based.
          The non-performance based compensation paid in cash to our NEOs for the 2006 fiscal year did not exceed the $1 million limit per officer, and the compensation committee does not anticipate that the non-performance based compensation to be paid in cash to our NEOs for fiscal 2007 will exceed that limit.
Compensation Committee Report
          Our compensation committee reviewed the Compensation Discussion and Analysis and discussed its contents with our management. Based on the review and discussions, the compensation committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Harry F. Demetriou, Chairman
David B. Norris
Compensation Committee Interlocks and Insider Participation
          During fiscal 2006, our compensation committee was composed of Messrs. Demetriou and Norris. None of the compensation committee members has ever served as an officer of the Company or of any of its subsidiaries. None of the compensation committee members has had a relationship requiring disclosure under Item 404 of Regulation S-K. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or our compensation committee during the 2006 fiscal year.

Executive Officer Employment Agreements
          In January 2002, we entered into an employment agreement with Mr. Burst to serve as our Chief Executive Officer with an initial annual base salary of $250,000, options to purchase 750,000 shares of our common stock, with 250,000 shares vesting on the first anniversary of his employment and the remaining 500,000 shares vesting on the last day of the employment period and a bonus award as deemed appropriate by the Board. The initial three-year agreement expired on December 31, 2004. Mr. Burst continues to serve as our Chief Executive Officer under the terms of his past agreement. IFT may terminate Mr. Burst’s employment with or without cause, as such terms are defined in the agreement. Mr. Burst may elect to terminate his employment with good cause, as defined by his agreement. In addition, Mr. Burst as a director, is entitled to receive compensation for serving on our Board.
          In April 2005, we entered into an employment agreement with Mr. Hirstein to serve as Executive Vice President and Chief Financial Officer with an annual base salary of $175,000 and options to purchase 1,375,099 shares of our common stock, with one third of this amount vesting upon each anniversary of his employment. The three-year agreement had an expiration date of April 4, 2008. Mr. Hirstein resigned from the Company effective June 30, 2007.
          For additional information regarding these agreements, see “Potential Payments Upon Termination or Change of Control.”
2006 Summary Compensation Table
          The following table sets forth information concerning all cash and non-cash compensation paid or to be paid by us as well as certain other compensation awarded, earned by and paid, during the 2006 fiscal year, to the Chief Executive Officer and to each of our other executive officers whose total compensation is at least $100,000 for such period in all capacities in which they served.

			Option	All Other
Name and Principal Position	Year	Salary ($)	Awards ($)	Compensation		Total ($)

Jonathan R. Burst,	2006	$250,000	$4,200 [1]	$16,899	[2]	$271,099
CEO
Gary S. Hirstein [3]	2006	$175,000	$—	$46,734	[4]	$221,734
Former Executive V.P., CFO and Corporate Secretary

1)	Represents 10,000 options to purchase shares of our common stock granted to Mr. Burst for Board services provided during 2006. These options were valued based on the closing price of our stock on grant date ($0.51 on December 29, 2006). Assumptions used in determining the value of these options are disclosed in Note 1 to our financial statements for the fiscal year ended December 31, 2006, filed with the annual report on Form 10-K for the fiscal year ended December 31, 2006.

2)	Represents $14,579 of health insurance coverage for Mr. Burst and his family and $2,320 of key man life insurance premiums paid by the Company.

3)	Mr. Hirstein ceased to be an employee of the Company effective June 30, 2007.

4)	Includes $22,691 of lodging related expenses, $18,063 for traveling expenses and $5,980 for health insurance coverage for Mr. Hirstein and his family.

Grants of Plan-Based Awards in Fiscal Year 2006

				All Other Option		Grant Date Fair
				Awards: # of	Exercise or Base	Value of Stock
			Compensation	Underlying Options	Price of Option	and Option
Name		Grant Date	Committee Action	(#)	Awards ($/Sh)	Awards ($)
Jonathan R. Burst	(1)	12/29/2006	10/20/2006	10,000	$0.51	$4,200

Gary S. Hirstein	(2)	None	None	—	None	$—

(1)	Represents 10,000 options to purchase shares of our common stock granted to Mr. Burst for Board services provided during 2006. These options were valued based on the closing price of our stock on grant date ($0.51 on December 29, 2006), as specified in the Board action dated October 20, 2006.

(2)	Mr. Hirstein ceased to be an employee of the Company effective June 30, 2007.
Outstanding Equity Awards at 2006 Fiscal Year-End
          The following table provides information on all restricted stock, stock options and SAR awards (if any) held by our NEOs as of December 31, 2006.

			Equity Incentive
		# of Securities	Plan Awards:# of
	# of Securities	Underlying	Securities
	Underlying	Unexercised	Underlying
	Unexercised	Options	Unexercised	Option	Option
	Options	Unexercisable	Unearned	Exercise	Expiration
Name	Exercisable (#)	(#)	Options (#)	Price ($)	Date
Jonathan R. Burst	1,000,000	—	—	$0.25	12/31/2009
	1,000,000	—	—	$0.50	12/31/2009
	750,000	—	—	$0.50	12/31/2009
	750,000	—	—	$0.50	12/31/2009
	1,000,000	—	—	$0.75	12/31/2009
	250,000	—	—	$0.14	12/31/2009
	250,000	—	—	$0.14	12/31/2009
	250,000	—	—	$0.14	12/31/2009
	750,000	—	—	$1.00	12/31/2009
	750,000	—	—	$2.00	12/31/2010
	10,000	—	—	$0.51	12/31/2011
Gary S. Hirstein (1)	458,367	916,732	—	$2.23	12/31/2009

(1)	Mr. Hirstein terminated his employment with the Company effective June 30, 2007. As of June 30, 2007 Mr. Hirstein had 916,733 vested options.

458,366 unvested options were cancelled upon Mr. Hirstein’s termination.
               We have not issued any equity incentive plan stock awards to the above NEOs. Mr. Burst received 66,000 common shares in 2005 for Board services provided from 2000 through 2005.
2006 Option Exercises and Stock Vested
               We did not have any stock option exercises or stock vesting activity by any of our NEOs during fiscal 2006. Mr. Burst received 10,000 options to purchase our common stock (with an immediate vesting date) for Board services provided during 2006.
Potential Payments Upon Termination or Change in Control
               The following table sets forth potential payments payable to our current executive officers upon termination of employment or a change in control. Our compensation committee may in its discretion revise, amend or add to the benefits if it deems advisable. The table below reflects amounts payable to our NEOs assuming a change of control on, and/or their employment was terminated on December 31, 2006.

		Termination		Termination
		Without Cause;		Without Cause
		No Change of	Change of Control;	with Change of
Name	Benefit	Control ($)	No Termination ($)	Control ($)
Jonathan R. Burst	Buy Out	$250,000	$—	$250,000
Gary S. Hirstein (1)	Buy Out	$218,750	$—	$218,750

(1)	Mr. Hirstein ceased to be an executive officer of the Company effective June 30, 2007. See the Form 8-K filed on July 3, 2007 for a discussion of the material terms of Mr. Hirstein’s Separation Agreement and Release.
2006 Director Compensation
          Directors do not receive any cash compensation for their services as members of the Board, although they are reimbursed for certain expenses incurred in connection with attendance at Board and committee meetings.
          Each non-employee and employee director is entitled to an annual award of 10,000 restricted shares or options of our common stock for membership on the Board. In addition, each Board member is entitled to receive 1,000 shares of restricted stock or options for every three telephonic Board meetings attended.
          For 2006 Board services, each Board member elected options as compensation for their services. The grant date fair value, computed in accordance with FAS 123R, of each director’s option grant during 2006 was $4,200. Assumptions used in determining the value of these options are disclosed in Note 1 to our financial statements for the fiscal year ended December 31, 2006, filed with the annual report on Form 10-K for the fiscal year ended December 31, 2006.

          Board members are also eligible to receive discretionary grants of common stock under the Consultant and Employee Stock Compensation Plan and grants of stock options, stock appreciation rights and restricted stock pursuant to the Amended and Restated 2001 Long Term Incentive Plan. We did not make discretionary equity grants to any directors in their capacity as directors during the fiscal year ended December 31, 2006.
          The following table provides information related to the compensation of our non-NEO directors for fiscal 2006. For information regarding our Chairman and Chief Executive Officer’s 2006 compensation, see the 2006 Summary Compensation Table and “Compensation Discussion and Analysis.”

		Stock	Option	All Other
		Awards	Awards	Compensation
Name		($)	($)	($)	Total ($)
Rex Carr	[1]	$—	$4,200	$—	$4,200
Harry F. Demetriou	[2]	$—	$4,200	$—	$4,200
David B. Norris	[3]	$—	$4,200	$—	$4,200
Gary Kirk	[4]	$—	$4,200	$164,027 [5]	$168,227

(1)	Mr. Carr’s IFT equity holdings as of December 31, 2006 include 14,250,286 shares of restricted common stock owned by R.C. Holding Company, of which Mr. Carr is a director, President and 41% stockholder. Mr. Carr is deemed to be the beneficial owner of these shares. Mr. Carr also owns 860,100 shares of common stock and 5,139,969 shares of restricted common stock. Mr. Carr also has 54,000 options to purchase shares of IFT common stock, obtained from Board services provided from 2002 to date.

(2)	Mr. Demetriou’s IFT equity holdings as of December 31, 2006 include 5,500,000 shares of restricted common stock owned by Observor Acceptances, Ltd. of which Mr. Demetriou is the sole owner. Mr. Demetriou is deemed to be the beneficial owner of such shares. Mr. Demetriou also holds 76,000 options to purchase shares of IFT common stock, obtained from Board services provided from 2000 to date.

(3)	Mr. Norris’ IFT equity holdings as of December 31, 2006 include 1,096,000 shares of restricted common stock. Mr. Norris also holds 76,000 options to purchase shares of IFT common stock, obtained from Board services provided from 2000 to date.

(4)	Mr. Kirk’s IFT equity holdings as of December 31, 2006 include 2,000,000 options to purchase shares of IFT common stock, granted for employee services. Mr. Kirk also holds 43,000 options to purchase shares of IFT common stock, obtained from Board services provided from 2003 to date.

(5)	Pursuant to his employment agreement, Mr. Kirk has an annual salary of 75,000 British Pounds, receives 3,750 British Pounds for retirement contributions, receives a health insurance stipend of 3,000 British Pounds and receives an annual auto allowance of $9,600. The total above represents foreign currency conversion to U.S. Dollars based on when payments were made to Mr. Kirk throughout the year.
OTHER MATTERS
          We participate in a procedure known as “householding.” This means that if you share the same last name with other stockholders living in your household, you may receive only one copy of our Notice. Pursuant to the SEC rules, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Notice, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

          If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of the Notice for your household, please contact our Corporate Secretary at International Fuel Technology, Inc., Attn: Thomas M. Powell, 7777 Bonhomme Avenue, Suite 1920, St. Louis, Missouri 63105, or by telephone at (314) 727-3333.
          If you participate in householding and wish to receive a separate copy of the Notice, or if you do not wish to participate in householding and prefer to receive separate copies in the future, please contact our Corporate Secretary as indicated above.
          Beneficial owners can request information about householding from their banks, brokers or other holders of record.
          The Board knows of no other matters that will be presented for consideration at our annual meeting of stockholders. However, if other matters are properly brought before the meeting, the proxy holders will vote your shares in their discretion.
          A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: INTERNATIONAL FUEL TECHNOLOGY, INC., ATTENTION: THOMAS M. POWELL, 7777 BONHOMME AVENUE, SUITE 1920, ST. LOUIS, MISSOURI 63105.

By Order of the Board, Thomas M. Powell Corporate Secretary

Dated October 24, 2007

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions 7777 BONHOMME AVE and for electronic delivery of information up until SUITE # 1920 11:59 P.M. Eastern Time the day before the cut-off ST. LOUIS, MO 63105 date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. TO V OTE, MARK BLOCKS B ELOW IN BLUE OR BLAC K INK AS FOLLOWS: INTFL1 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY INTERNATIONAL FUEL TECHNOLOGY, INC. The Board of Directors recommends a vote FOR Proposal Nos. 1 and 2. This Proxy, when properly executed, will be voted as specified below. This Proxy will be voted For Withhold For All To withhold authority to vote, mark “For All Except” FOR Proposal Nos. 1 and 2 if no specification is made. All All Except and write the nominee’s number on the line below. Election of Directors 0 0 0 1. 01) Jonathan R. Burst 04) Gary Kirk 02) Rex Carr 05) David B. Norris 03) Harry F. Demetriou For Against Abstain Ratification of Independent Registered Public Accounting Firm 2. Ratification of the selection of BDO Seidman, LLP as the independent registered public accounting firm for the Company for 2007. 0 0 0 IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. For address changes and/or comments, please check this box 0 Please sign exactly as your name(s) is (are) shown on the share certificate and write them on the back where indicated. to which the Proxy applies. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in Please indicate if you plan to attend this meeting. 0 0 full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Yes No Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

PROXY FOR INTERNATIONAL FUEL TECHNOLOGY, INC. ANNUAL MEETING OF STOCKHOLDERS DECEMBER 4, 2007 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Stuart D. Beath and Thomas M. Powell, and each or any of them, as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of International Fuel Technology, Inc. held of record by the undersigned on October 8, 2007 at the Annual Meeting of Stockholders of International Fuel Technology, Inc. to be held December 4, 2007, or at any adjournment or postponement thereof. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)